Exhibit 10.5

EMPLOYEE LOCK-UP AGREEMENT

June     , 2021

Kensington Capital Acquisition Corp. II

1400 Old Country Road, Suite 301

Westbury, NY 11590

Attention: Justin Mirro

Ladies and Gentlemen:

The undersigned signatory (the “Employee”) of this lock-up agreement (this “Letter Agreement”) understands that Kensington Capital Acquisition Corp. II, a Delaware corporation (“KCAC”), is entering into the Business Combination Agreement (as the same may be amended from time to time, the “BCA”), dated as of the date hereof, with Orion Merger Sub Corp., a Delaware corporation (“Merger Sub”), Wallbox B.V., a private company with limited liability incorporated under the Laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid), having its official seat in Amsterdam, the Netherlands (“Holdco”) and Wallbox Chargers, S.L., a Spanish limited liability company (sociedad limitada) (the “Company”), pursuant to which, among other things, the shares of KCAC and the Company will be exchanged for ordinary shares in Holdco upon the terms and subject to the conditions set forth in the BCA and in accordance with applicable law (the “Business Combination”) upon the consummation of the Business Combination (the “Effective Time”).

As a material inducement to the parties hereto to enter into the BCA and to support, vote in favor of and consummate the Business Combination and the other transactions contemplated by the BCA, and for other good and valuable consideration, the Employee agrees as follows:

1.	Definitions

(a)

“Lock-up Period” shall mean the period commencing upon the Effective Time and ending on the earlier of (1) one year from the Closing Date, (2) the last consecutive trading day where the sale price of the Holdco Ordinary Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Effective Time, or (3) the date on which a lock-up release is granted to any party to that certain Registration Rights and Lock-up Agreement the form of which is attached as an exhibit to the BCA.

(b)	“Holdco Ordinary Shares” shall mean any shares of Class A ordinary shares or Class B ordinary shares of Holdco as in effect upon the consummation of the Business Combination.

(c)

“Shares” shall mean the (1) Holdco Ordinary Shares owned of record or beneficially by the Employee as of the Effective Time, including Holdco Ordinary Shares issued to the Employee pursuant to the BCA, plus (2) Holdco Ordinary Shares which may be issued upon exercise of a stock option or other convertible or exercisable security owned of record or beneficially by the Employee as of the

Effective Time, plus (3) Holdco Ordinary Shares granted or issued by Holdco to the Employee following the Effective Time, plus (4) Holdco Ordinary Shares which may be issued upon exercise of a stock option or other convertible or exercisable security granted or issued by Holdco to the Employee following the Effective Time. For the avoidance of doubt, “Shares” shall not include Holdco Ordinary Shares acquired on the open market or under the Holdco Employee Stock Purchase Plan following the Effective Time.

(d)

“Transfer” shall mean the (a) sale, transfer, hypothecation, pledge, grant of any option to purchase or other disposition of, offer to sell, contract or agreement to sell, transfer, hypothecate, pledge, grant of any option to purchase or otherwise dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any of the Shares, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

2.

Lock-up Restrictions. Subject to the exceptions set forth in this Letter Agreement, without the unanimous approval of the board of directors of Holdco (the “Board”), the Employee will not Transfer any of the Shares during the Lock-up Period.

3.

Permitted Transfers. Notwithstanding the restrictions set forth above, Transfers of Shares shall be permitted (a) by gift to a member of the Employee’s immediate family or to a trust, the beneficiary of which is a member of the Employee’s immediate family, an affiliate of such individual or to a charitable organization; (b) by virtue of laws of descent and distribution upon death of the Employee; (c) pursuant to a qualified domestic relations order; (d) to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of KCAC Common Stock or the vesting of stock-based awards (provided such newly acquired shares are substituted for such Shares); (e) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of KCAC Common Stock (provided such newly acquired shares are substituted for such Shares); (f) upon termination of employment of such Employee; or (g) after 180 days from the Closing Date, to the extent required to cover tax obligations; provided, however, that in the case of clauses (a) through (c), the relevant permitted transferee(s) must enter into a written agreement with KCAC agreeing to be bound by the transfer restrictions herein (including for the avoidance of doubt this Section 3).

4.	General.

(a)	The Employee hereby represents and warrants that the Employee has full right and power, without violating any agreement to which it is bound, to enter into this Letter Agreement.

(b)

This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto. Notwithstanding the foregoing, the Board may waive the restrictions contained in this Letter Agreement in its sole discretion; provided, however, except in circumstances of hardship or emergency as determined by the Board, any waiver must apply to all Employees with Letter Agreements on the same pro rata basis.

(c)

This Letter Agreement shall be binding on the Employee and its successors, heirs and assigns and permitted transferees. Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement. All agreements contained in this Letter Agreement shall be for the sole benefit of the parties hereto and their successors and assigns.

(d)

This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(e)

This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

(f)

Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

(g)	In addition, this Letter Agreement shall automatically terminate and be of no further force and effect on the date, if any, the BCA is terminated for any reason prior to the closing of the Merger.

[Signature Page Follows]

Sincerely,

By:

[Signature Page to Lock-Up Agreement]

Acknowledged and Agreed:

Kensington Capital Acquisition Corp. II

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]